Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304

Smith & Wesson Holding Corporation Reports Fourth Quarter and Full Year
Fiscal 2010 Financial Results
▪	Annual Revenue of $406.2 Million Increased 21% Year-over-Year

▪	Annual Net Income of $32.5 Million, or $0.53 Per Diluted Share

▪	Total Backlog Increased 23% Sequentially Driven By New Firearm Products

▪	Company Initiates Fiscal Year 2011 Revenue Guidance of $430 Million to $445 Million
SPRINGFIELD, Mass., June 30, 2010 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced financial results for the fourth quarter and fiscal year ended April 30, 2010.
Michael F. Golden, Smith & Wesson President and Chief Executive Officer, said, “In fiscal 2010, we continued to execute on our strategy to grow the firearm business while expanding into new and growing areas of safety, security, and protection. We delivered annual growth in sales, gross margin, and net income; we diversified our revenue base; and we established an important presence in the expanding market for perimeter security products. Although the period of heightened consumer demand, which began in fiscal 2009, subsided in mid-fiscal 2010, we grew our firearm sales, supported by a broad product portfolio that was strengthened with new products. At the same time, we diversified our revenue base by entering the military and commercial markets for perimeter security through our acquisition of Universal Safety Response (USR) in July 2009. This business delivered exceptional year-over-year sales growth, broadening our total company revenue base with significant non-consumer business. At the end of the fourth quarter, total company backlog grew to $143.1 million, up sequentially by 23%, largely driven by new firearm products, especially our highly anticipated BODYGUARD® line of personal protection handguns with integrated laser sights. We are initiating full year sales guidance for fiscal 2011 of between $430 million to $445 million, compared with sales of $406.2 million in fiscal 2010. This guidance incorporates substantial ongoing growth at USR.”
Financial Highlights
Net sales of $406.2 million for fiscal 2010 increased $71.2 million, or 21.3%, compared with net sales of $335.0 million for the prior fiscal year. In the Firearm Division, net sales of $357.9 million increased $23.0 million, or 6.9%, compared with net sales of $335.0 million for the prior fiscal year.

In the Perimeter Security Division, net sales for fiscal 2010 reflected the approximate nine-month period beginning with the acquisition of USR on July 20, 2009, through the fiscal year end. Accordingly, net sales for the Perimeter Security Division for fiscal year 2010 were $48.3 million. For the 12-month period ended April 30, 2010, which includes periods prior to the acquisition, USR’s revenue grew by 66%.
Net sales of $103.8 million for the fourth quarter of fiscal 2010 increased $4.3 million, or 4.3%, compared with net sales of $99.5 million for the comparable quarter last year. In the Firearm Division, net sales of $90.2 million for the fourth quarter of fiscal 2010 decreased $9.3 million, or 9.3%, compared with near-record quarterly net sales of $99.5 million for the fourth quarter of the prior fiscal year, a period that reflected a peak in industry-wide firearm sales. In the Perimeter Security Division, net sales for the fourth quarter of fiscal 2010 were $13.6 million. Smith & Wesson acquired the USR Perimeter Security business late in the first quarter of fiscal 2010; as such, the company’s fourth quarter fiscal 2009 sales reflect only the Firearm business.
Net income for fiscal 2010 was $32.5 million, or $0.53 per diluted share, compared with a net loss of $64.2 million, or ($1.37) per diluted share, for fiscal 2009. Net income for fiscal 2010 included a non-cash, fair-value adjustment to the contingent consideration liability related to the company’s acquisition of USR that provided an additional $0.15 in earnings per share. Net loss in fiscal 2009 was primarily attributable to the impairment of goodwill and intangible assets, relating to the purchase of Thompson/Center Arms, in the net amount of $76.5 million, or $1.63 per diluted share. Net income for fiscal 2010, net of the fair-value adjustment, would have been $0.38 per diluted share, versus net income for fiscal 2009, net of the impairment, of $0.26 per diluted share. Therefore, annual net income, excluding these unusual, non-cash items, grew by 46%.
Net income for the fourth quarter of fiscal 2010 was $2.7 million, or $0.04 per diluted share, compared with net income of $7.4 million, or $0.14 per diluted share, for the fourth quarter of fiscal 2009. Net income for the fourth quarter of fiscal 2010 included a non-cash, fair-value adjustment to the contingent consideration liability related to the company’s acquisition of USR that decreased fully diluted earnings. Net income for the fourth quarter of fiscal 2010, net of the fair-value adjustment, would have been $0.08 per diluted share, versus net income for the fourth quarter of fiscal 2009 of $0.14 per diluted share.
Adjusted EBITDAS, a non-GAAP financial measure, for fiscal 2010 was $61.7 million, versus $41.5 million for fiscal 2009. Fourth quarter fiscal 2010 adjusted EBITDAS totaled $15.4 million compared with adjusted EBITDAS of $15.6 million for the comparable quarter last year. Further adjusted EBITDAS information, including a comprehensive description of adjusted EBITDAS as well as a GAAP to Non-GAAP reconciliation to net income, has been provided in this press release.
William F. Spengler, Executive Vice President and Chief Financial Officer, said, “Fiscal 2010 was a solid year of execution and improved financial performance. Total company sales grew by a double digit percentage for the fifth consecutive year, and adjusted EBITDAS grew by 48%. At the same time, we continued to closely monitor the balance sheet and had approximately $40 million in cash at fiscal year end, despite the acquisition of USR and the payoff of debt during the year, and without accessing our revolving line of credit.”

Firearm Overview
Firearm sales for the fourth quarter of fiscal 2010 exceeded company expectations, driven by strong demand for the company’s M&P15-22 tactical rifles and Walther firearms. In addition, the company completed development on a number of new products. The SD9™ and SD40™ Self Defense polymer pistols, launched at this year’s NRA show and designed for home protection, were readied for production in the fourth fiscal quarter and began shipping in May. The BODYGUARD® Series of revolvers and pistols, designed for the consumer-concealed carry market, were also readied for production and are shipping during the first quarter of fiscal 2011. Hunting firearm sales stabilized in the fourth quarter.
Firearm order backlog was $108.0 million at the end of the fourth quarter of fiscal 2010, up $33.8 million, or 45%, over backlog of $74.2 million at the end of the prior sequential quarter, driven by new products. It should be noted that backlog consists of orders received that have not yet shipped and that could be cancelled. Therefore, the firearm backlog may not be indicative of future sales.
Perimeter Security Overview
Perimeter Security sales for the fourth quarter of fiscal 2010 grew $2.7 million, or 25%, to $13.6 million compared with the fourth quarter of fiscal 2009. This result was less than company expectations, primarily due to a change in the underlying estimates associated with the company’s revenue recognition, one customer’s deferral of a significant order into future quarters, and generally longer sales cycles. During the quarter, the company completed a number of projects, including the design and installation of a perimeter access control point that includes the company’s GRAB® Barrier System at the Port Authority of New York and New Jersey’s John F. Kennedy International (JFK) Airport. The company continued to expand its proprietary product portfolio by completing the development of its new Extreme Mobile Barrier (EMB), a system that combines energy absorbing technology into an innovative, reusable, and lightweight active barrier. The EMB was successfully demonstrated to a large European customer in May of 2010 and is currently scheduled for domestic crash-test rating certification in August of this year.
Perimeter Security order backlog was $35.1 million at the end of the fourth quarter of fiscal 2010, approximately $7.4 million lower than backlog of $42.5 million at the end of the prior sequential quarter. The sequential quarterly decline in backlog was due primarily to a lengthening of sales cycles. Perimeter security backlog consists primarily of project-oriented contracts that deliver progress payments and are not typically cancelled. Therefore, perimeter security backlog is reasonably indicative of future sales, but is subject to significant timing variations depending on the size, nature, and scope of each order within the total backlog at any given period of time.
Operational Overview
Gross profit for fiscal 2010 increased to $131.4 million compared with gross profit of $97.1 million for fiscal 2009. Full year gross margin as a percent of revenue was 32.4%, or 3.4% of sales, higher than gross margin of 29.0% for the prior fiscal year. Gross profit for fiscal 2010 increased as a result of the growth in sales, while gross profit as a percentage of net revenue increased as a result of improved efficiencies in the firearm business. Gross profit for the year was also favorably impacted by reduced warranty expense, lower promotional spending, and higher production volumes, as well as by cost reductions and manufacturing efficiencies at the company’s Rochester, New Hampshire facility. The acquisition of USR had a slightly unfavorable impact on total company gross profit as a percentage of net revenue, resulting from the amortization of acquisition-related intangibles, which have now largely concluded, and additional costs incurred on selected contracts during the year.
Total company gross profit for the fourth quarter of $32.5 million was higher than gross profit of $31.0 million for the fourth quarter last fiscal year. Gross margin as a percentage of revenue was 31.3%, a slight improvement from gross margin of 31.1% for the fourth quarter last fiscal year.
Operating expenses of $89.1 million, or 21.9% of sales, for fiscal 2010 decreased versus operating expenses of $170.5 million, or 50.9% of sales, for fiscal 2009. Excluding the impact of the impairment charge recorded in the second quarter of fiscal 2009 and $9.7 million of operating expense at USR not contained in prior year results, operating expenses increased $7.1 million for the current fiscal year. This increase included $3.2 million in legal and consulting fees related to allegations against one of our employees under the Foreign Corrupt Practices Act (FCPA).
Operating expenses of $23.7 million, or 22.8% of sales, for the fourth quarter of fiscal 2010 increased versus operating expenses of $18.9 million, or 19.0% of sales, for the comparable quarter last year. Inclusion of USR in these results accounted for $3.4 million of the increase. Operating expenses for the quarter also included $2.1 million in legal and consulting fees related to the same FCPA matters.
Inventory levels increased to $50.7 million at the end of fiscal 2010 compared with $41.7 million at the end of the prior fiscal year, largely because of the inclusion of $5.8 million in USR inventory, but also reflecting a replenishment of firearm inventories, which were depleted at the end of fiscal 2009. Accounts receivable increased to $73.5 million compared with $48.2 million at the end of the prior fiscal year, due in large part to USR, which added $20.6 million.
At the end of fiscal 2010, the company had $39.9 million in cash and cash equivalents on hand and had no borrowings under its $60.0 million revolving line of credit.
Business Outlook
Smith & Wesson is outlining the following information related to the anticipated performance of the company’s Firearm and Perimeter Security Divisions:
Total company sales for the full year fiscal 2011 are anticipated to be between $430 million and $445 million, representing year-over-year growth of between 6% and 10%. Full year Firearm Division sales are anticipated to be between $355 million and $365 million, with the company’s Perimeter Security Division contributing $75 million to $80 million and expected to show strong growth over fiscal year 2010. Total company gross profit margin for the full year fiscal 2011 is anticipated to be between 32% and 33%. Operating expenses are expected to remain at approximately 22% of sales.
The company expects total sales for the fiscal first quarter of 2011, the period ending July 31, 2010, to be between $92 million and $96 million. First quarter revenue guidance indicates a year-over-year decline as sales for the first quarter of 2010 reflected the company’s single highest quarter on record for firearm sales. First quarter guidance also reflects that the company is aggressively addressing the qualification process for international firearm customers, which is contributing to the delay, or in some cases the cancellation, of some international orders. Fiscal first quarter 2011 Firearm Division sales are anticipated to be between $75 million and $78 million with the company’s Perimeter Security Division contributing the balance. Total company gross profit margin in the fiscal first quarter of 2011 is anticipated to be between 31% and 32%. Operating expense is expected to be 25% to 27% of sales, reflecting the inclusion of USR and investments in both divisions.
Conference Call & Web Cast
The Company will host a conference call and webcast today, June 30, 2010, to discuss its fourth quarter and full year fiscal 2010 financial and operational results. Speakers on the conference call will include Michael Golden, President and CEO; William Spengler, Executive Vice President and CFO; James Debney, President of Firearms; and Matthew Gelfand, President of Perimeter Security. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 pm Eastern Time (2:00 pm Pacific Time). Those interested in listening to the conference call via telephone may call directly at 617-213-8859 and reference conference code 64877187. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the Company’s website at
www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Change in Accounting Estimates at USR
During the fourth quarter the company determined a need to revise its accounting estimates related to the recognition of revenue at USR. In addition, the company has reviewed the opening balance sheet related to its use of estimates at the time of acquisition, as well as based on history subsequent to the acquisition date. Based on these reviews, the company has determined that adjustment to the opening balance sheet was appropriate. The full fiscal year 2010 net effect of these changes was to increase the level of USR revenue recorded since the date of acquisition by $0.9 million and increase the net income recorded in fiscal year 2010 by $1.7 million. The net effect of these changes to fiscal year 2010 fourth quarter was to reduce revenue recorded by $1.0 million and net income by $0.6 million.
Accounting for Contingent Consideration Related to the USR Acquisition
The purchase of USR included a provision whereby the former stockholders of USR could earn up to 4,080,000 shares of Smith & Wesson common stock in the event USR achieved established EBITDAS performance targets by December 2010. Accounting pronouncements indicate that the value of the entire earn-out amount is to be recorded as a liability as of the transaction date. This earn-out consideration was recorded as a liability on the July 20, 2009 transaction closing date of approximately $27 million based on a stock price on that date of $6.86. Because the company records changes in the fair value of this liability as of each reporting date, this liability was reduced to approximately $24 million on July 31, 2009, was reduced to $17 million on October 31, was reduced to $16 million on January 31, and was most recently increased to $18 million on April 30, 2010 based on a closing price of our stock of $4.47. The $2.1 million increase in the fair value of this liability is shown as a loss in fourth quarter results. The need for ongoing fair value accounting of this earn-out liability will subject the company to potential, significant non-cash fluctuations in its reported GAAP earnings in the first quarter of fiscal 2011.

Reconciliation of U.S. GAAP to Adjusted EBITDAS
In this press release, a non-GAAP financial measure, known as “Adjusted EBITDAS,” is presented. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense, and certain other non-cash transactions. From time to time, the company may also elect to exclude certain significant non-recurring items in order to provide the reader with an improved understanding of underlying performance trends. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at adjusted EBITDAS for the three-month and full year periods ended April 30, 2010. Adjusted or non-GAAP financial measures provide investors and the company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. The company’s definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection and sport. The company designs and constructs facility perimeter security solutions for military and commercial applications, and delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets. SWHC companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, a full-service perimeter security integrator, barrier manufacturer and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. SWHC facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding changes in the company’s international sales processes; the company’s anticipated sales for firearm and perimeter security products, gross margin, and operating expenses for the first quarter of fiscal 2011 and the full year fiscal 2011; for the company as a whole and its firearm and perimeter security divisions; the company’s qualification process for international firearm customers; and the likelihood of cancellations of orders in the backlog for perimeter security products. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the company’s products; the costs and ultimate conclusion of certain legal matters; the company’s ability to refinance its long-term debt; the state of the U.S. economy; general economic conditions and consumer spending patterns; speculation surrounding increased gun control, and heightened fear of terrorism and crime; the effect that fair value accounting relating to the USR acquisition may have on the company’s GAAP earnings as a result of increases or decreases in the company’s stock price; the ability of the company to integrate USR in a successful manner; the company’s growth opportunities; the company’s anticipated growth; the ability of the company to increase demand for its products in various markets, including consumer and law enforcement channels, domestically and internationally; the position of the company’s hunting products in the consumer discretionary marketplace and distribution channel; the company’s penetration rates in new and existing markets; the company’s strategies; the ability of the company to introduce any new products; the success of any new product; the success of the company’s diversification strategy, including the expansion of the company’s markets; the diversification of the company’s future revenue base resulting from the acquisition of USR; and other risks detailed from time to time in the company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2010.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	April 30, 2010	April 30, 2009
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$39,855	$39,822
Accounts receivable, net of allowance for doubtful accounts of $811 on April 30, 2010 and $2,386 on April 30, 2009	73,459	48,232
Inventories	50,725	41,729
Other current assets	4,095	3,093
Deferred income taxes	11,539	12,505
Income tax receivable	5,170	—

Total current assets	184,843	145,381

Property, plant and equipment, net	58,718	51,135
Intangibles, net	16,219	5,940
Goodwill	83,865	—
Deferred income taxes	—	1,143
Other assets	5,696	6,632

	$349,341	$210,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,258	$21,009
Accrued expenses	42,084	17,606
Accrued payroll	9,340	7,462
Accrued income taxes	—	2,790
Accrued taxes other than income	2,529	2,208
Accrued profit sharing	7,199	6,208
Accrued product/municipal liability	2,777	3,418
Accrued warranty	3,765	4,287
Current portion of notes payable	—	2,378

Total current liabilities	96,952	67,366

Deferred income taxes	3,255	—

Notes payable, net of current portion	80,000	83,606

Other non-current liabilities	8,557	8,633

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 61,122,031 shares issued and 59,922,031 shares outstanding on April 30, 2010 and 48,967,938 shares issued and 47,767,938 shares outstanding on April 30, 2009	61	49
Additional paid-in capital	168,532	91,103
Retained earnings/(accumulated deficit)	(1,693)	(34,203)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	160,577	50,626

	$349,341	$210,231

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)

	For the Year Ended April 30,
	(In thousands, except per share data)
	2010	2009	2008
Net product and services sales:
Firearm division	$357,926	$334,955	$295,910
Perimeter security division	48,250	—	—

Total net product and services sales	406,176	334,955	295,910
Cost of products and services sold:
Firearm division	238,463	237,812	204,208
Perimeter security division	36,314	—	—

Total cost of products and services sold	274,777	237,812	204,208

Gross profit	131,399	97,143	91,702

Operating expenses:
Research and development	4,299	2,906	1,946
Selling and marketing	31,057	28,378	27,857
General and administrative	53,771	40,983	38,432
Impairment of long-lived assets	—	98,243	—

Total operating expenses	89,127	170,510	68,235

Income/(loss) from operations	42,272	(73,367)	23,467

Other income/(expense):
Other income/(expense), net	9,467	(161)	(50)
Interest income	436	295	122
Interest expense	(4,824)	(5,892)	(8,743)

Total other income/(expense), net	5,079	(5,758)	(8,671)

Income/(loss) before income taxes	47,351	(79,125)	14,796
Income tax expense/(benefit)	14,841	(14,918)	5,675

Net income/(loss)/comprehensive income/(loss)	$32,510	$(64,207)	$9,121

Weighted average number of common shares outstanding, basic	58,195	46,802	40,279

Net income/(loss) per share, basic	$0.56	$(1.37)	$0.23

Weighted average number of common and common equivalent shares outstanding, diluted	65,456	46,802	41,939

Net income/(loss) per share, diluted	$0.53	$(1.37)	$0.22

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended April 30,
	2010	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income/(loss)	$32,510	$(64,207)	$9,121
Adjustments to reconcile net income/(loss) to net cash provided by operating activities (net of acquisitions):
Amortization and depreciation	13,623	12,670	12,550
Loss on sale of assets	516	247	5
Provision for/(recoveries of) losses on accounts receivable	(278)	2,312	299
Impairment of long-lived assets	—	98,243	—
Deferred income taxes	6,927	(23,917)	(3,602)
Stock-based compensation expense	3,284	3,307	4,885
Change in contingent consideration	(9,587)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(14,872)	3,619	(2,457)
Inventories	(5,024)	5,431	(15,138)
Other current assets	(298)	1,632	(143)
Income tax receivable/payable	(7,986)	4,608	280
Accounts payable	3,703	(987)	(640)
Accrued payroll	1,357	2,416	(2,325)
Accrued profit sharing	991	2,173	(1,835)
Accrued taxes other than income	(169)	461	(902)
Accrued other expenses	1,369	360	7,149
Accrued product/municipal liability	(641)	651	(410)
Accrued warranty	(580)	2,595	128
Other assets	(72)	2,277	(644)
Other non-current liabilities	(1,533)	(828)	(317)
Excess book deduction of stock-based compensation	(148)	—	—

Net cash provided by operating activities	23,092	53,063	6,004

Cash flows from investing activities:

Payments for the purchase of Universal Safety Response, Inc.	(21,074)	—	—
Payments for the purchase of Bear Lake Acquisition Corp. and direct acquisition costs, net of cash acquired	—	—	(107)
Payments to acquire patents	(454)	(46)	(116)
Proceeds from sale of property and equipment	23	30	13
Payments to acquire property and equipment	(17,266)	(9,436)	(13,951)

Net cash used for investing activities	(38,771)	(9,452)	(14,161)

Cash flows from financing activities:
Proceeds from loans and notes payable	2,950	22,698	32,415
Debt issue costs — bank debt	(81)	(113)	(612)
Debt issue costs — convertible debt	—	—	(39)
Proceeds from issuance of common stock, net of issuance costs	35,017	32,046	—
Proceeds from disgorgement of profit	—	3	—
Proceeds from exercise of options to acquire common stock including employee stock purchase plan	1,232	1,311	2,234
Taxes paid related to restricted stock issuance	(123)	—	—
Excess tax benefit of stock-based compensation	—	315	2,601
Payments on loans and notes payable	(23,283)	(64,408)	(28,148)

Net cash provided by/(used in) financing activities	15,712	(8,148)	8,451

Net increase in cash and cash equivalents	33	35,463	294
Cash and cash equivalents, beginning of period	39,822	4,359	4,065

Cash and cash equivalents, end of period	$39,855	$39,822	$4,359

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$3,614	$4,710	$6,892
Income taxes	16,729	5,459	6,714

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS

	For the Twelve Months Ended April 30, 2010:				For the Twelve Months Ended April 30, 2009:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$406,176			$406,176	$334,955			$334,955
Cost of products and services sold	274,777	$(8,159)	(2)	266,618	237,812	$(9,758)	(1)	228,054

Gross profit	131,399	8,159		139,558	97,143	9,758		106,901

Operating expenses:
Research and development	4,299	(81)	(2)	4,218	2,906	(83)	(2)	2,823
Selling and marketing	31,057	(172)	(2)	30,885	28,378	(167)	(2)	28,211
General and administrative	53,771	(10,480)	(3)	43,291	40,983	(6,433)	(4)	34,550
Impairment of long-lived assets	—	—		—	98,243	(98,243)	(9)	—

Total operating expenses	89,127	(10,733)		78,394	170,510	(104,926)		65,584

Income/(loss) from operations	42,272	18,892		61,164	(73,367)	114,684		41,317

Other income/(expense):
Other income/(expense), net	9,467	(9,401)	(6)	66	(161)	98	(5)	(63)
Interest income	436			436	295	0		295
Interest expense	(4,824)	4,824	(7)	—	(5,892)	5,892	(7)	—

Total other expense, net	5,079	(4,577)		502	(5,758)	5,990		232

Income/(loss) before income taxes	47,351	14,315		61,666	(79,125)	120,674		41,549
Income tax expense/(benefit)	14,841	(14,841)	(8)	—	(14,918)	14,918	(8)	—

Net income/(loss)/comprehensive income/(loss)	$32,510	$29,156		$61,666	$(64,207)	$105,756		$41,549

(1)	To eliminate PPK warranty accrual, depreciation and amortization expense.

(2)	To eliminate depreciation and amortization expense.

(3)	To eliminate depreciation, amortization, stock-based compensation expense, FCPA costs and related profit sharing impacts of FCPA.

(4)	To eliminate depreciation, amortization, stock-based compensation expense and profit share impact of PPK warranty accrual.

(5)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts.

(6)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts and fair value of contingent consideration liability.

(7)	To eliminate interest expense.

(8)	To eliminate income tax expense.

(9)	To eliminate write down of long-lived assets.